CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated May 10, 2016 relating to the balance sheets of UNATION, LLC as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ Kristina Helferty, CPA
Clearwater, FL
September 20, 2016